Exhibit (h)(5)

RESEARCH AGREEMENT
AMONG
CALVERT SOCIAL INVESTMENT FUND
CALVERT WORLD VALUES FUND, INC.
AND
JEAN-LUC PARK

RESEARCH AGREEMENT, made this 31st day of December, 2005, by and, separately as to itself, each of between Calvert Social Investment Fund, a Massachusetts business trust, Calvert World Values Fund, Inc., a Maryland corporation, (each, a "Fund"), and Jean-Luc Park ("Park").

RECITALS

WHEREAS, each Fund is registered as an investment company under the Investment Company Act of 1940; and invests in certain types of securities generally referred to by the Fund in its prospectus as special equities ("Special Equities"); and

WHEREAS, the Funds desire to formalize the arrangement with Park whereby he is currently furnishing the Funds with program support and research services in connection with the Funds' Special Equities Programs;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

1. Research Services. Park will provide the Funds with program support services concerning prospective and existing Special Equities investments and provide such research-related services as Funds may from time to time reasonably request in accordance with Funds' stated objectives as communicated in writing to Park. For all purposes stated herein, Park will be deemed an independent contractor and will not have custody of any of the assets of Funds nor authority to make investment decisions on behalf of Funds. Park's functions are limited to support, research and related services with respect to Special Equities and do not involve the regular furnishing of advice or making recommendations regarding a Fund's purchase or sale of securities.

2. General Duties. Park will provide the services hereunder in accordance with the Funds' investment objectives, policies and restrictions as presently in effect and as they may be amended or supplemented from time to time. Park will cooperate with Funds' Principal Venture Analyst, investment adviser and/or administrator in providing services under this Agreement. In addition, Park agrees that he will comply with all applicable laws, including the rules and regulations of the Securities and Exchange Commission, pertaining to the performance of his services under this Agreement.

3. Exclusive Arrangement. During the term of this Agreement, Park agrees that neither he nor any company that he controls shall provide research or investment services to any other "socially screened" regulated investment company other than a regulated investment company advised or distributed by Calvert Group, Ltd. or any of its affiliates without the permission of the Funds, such permission not to be unreasonably withheld.

4. Compensation. For his services under this Agreement, the Funds will compensate Park at the hourly fee of $27.00 for up to 40 hours per week, and the pro rata share of each Fund shall be determined in accordance with the allocation determined by the Funds' respective Boards of Trustees/Directors. Additional hours per week must be approved in advance by a member of the Fund's Board.

5. Expenses. During the term of this Agreement, Fund will pay reasonable expenses incurred by Park in connection with his activities under this Agreement; provided, however, that any single expense, or any expenses related to a particular trip, in excess of $1000.00 must be approved by the Principal Venture Analyst prior to Park's incurring any obligation for such expenses.

6. Confidentiality. Park agrees that he will hold in the strictest confidence all information relating to Funds. In addition, Park agrees that he will not solicit any of Fund's shareholders for any purpose.

7. Duration. This Agreement will become effective upon its execution by Park and the Fund and, unless sooner terminated as provided herein, shall continue in effect for an initial period of six (6) months from the above written date. Thereafter, this Agreement shall continue as to a Fund unless (a) either the Fund or Park provides written notice to the other party at least 60 days prior to the termination date specified in such notice, or (b) this Agreement is terminated pursuant to paragraph 8 below.

8. Termination. This Agreement may be terminated by either party for cause, which includes failure of Park to provide services described in paragraph 1 or perform the duties described in paragraph 2, which termination shall be effective immediately or as may be otherwise specified by the terminating party. This Agreement will be automatically terminated by the death or incapacity of Park.

9. Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

10. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement is not to be affected thereby. This Agreement will be governed by Maryland law, without regarding to its principles of conflict of laws.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

CALVERT SOCIAL INVESTMENT FUND

By: /s/ William M. Tartikoff

CALVERT WORLD VALUES FUND

By: /s/ William M. Tartikoff

JEAN-LUC PARK

/s/ Jean-Luc Park


AMENDMENT TO RESEARCH AGREEMENT

AMENDMENT dated this 11th day of October, 2006, to the RESEARCH AGREEMENT, dated December 31, 2005, by and between Jean-Luc Park ("Park"), and, separately as to itself, each of Calvert Social Investment Fund, a Massachusetts business trust, and Calvert World Values Fund, Inc., a Maryland corporation, (each, a "Fund").

RECITALS

WHEREAS, each Fund is registered as an investment company under the Investment Company Act of 1940; and invests in certain types of securities generally referred to by the Fund in its prospectus as special equities ("Special Equities"); and

WHEREAS, each Fund has previously entered into a Research Agreement with Park pursuant to which Park provides program support and research services in connection with the Funds' Special Equities Programs;

WHEREAS, each Fund and Park desire to amend the current Research Agreement, to add Calvert Impact Fund, Inc. as a party;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

1.Calvert Impact Fund, Inc. is hereby added as a party to this agreement with the same rights and responsibilities as Calvert Social Investment Fund and Calvert World Values Fund, Inc.

2. All other provisions of the December 31, 2005 Agreement shall remain in force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

CALVERT SOCIAL INVESTMENT FUND

By: /s/ William M. Tartikoff

CALVERT WORLD VALUES FUND, INC.

By: /s/ William M. Tartikoff

CALVERT IMPACT FUND, INC.

By: /s/ William M. Tartikoff

JEAN-LUC PARK

/s/ Jean-Luc Park